RESOLUTION OF THE

ESOP ADMINISTRATIVE COMMITTEE

OF APPVION, INC.

WHEREAS, the Board of Directors of Appvion, Inc., by resolution dated December 5, 2007, granted the ESOP Administrative Committee (“the “Committee”) the authority to adopt non-material amendments to the Appvion, Inc. Retirement Savings and Employee Stock Ownership Plan (the “Plan”); and

WHEREAS, the Committee desires to amend the Plan in order to implement certain Plan-related provisions to the Company’s collective bargaining agreements covering the West Carrollton Plan, Spring Mill and Appleton Plan employees;

WHEREAS, the Committee desires that participants who are involuntarily terminated due to the sale of Appvion, Inc.’s (“Company”) microencapulated materials assets to Rise Acquisition, LLC on or about July 30, 2015 shall become fully vested in their Company contributions; and

WHEREAS, the Committee desires to make certain other changes to the Plan to make certain that its provisions are consistent with the terms of the Appvion, Inc. Employee Stock Ownership Trust, as amended and restated.

NOW, THEREFORE, BE IT RESOLVED, that the Committee does hereby approve and authorize the execution, delivery and adoption of Amendment Number Five.

IN WITNESS WHEREOF, the undersigned have in one or more counterparts, each of which shall be considered an original, but all of which shall constitute one and the same document, executed this Resolution on this 10th day of August             , 2015.

_/s/ Thomas J. Ferree  _______

Thomas J. Ferree

_/s/ Kerry S. Arent__________

Kerry S. Arent

_/s/ Kevin M. Gilligan________

Kevin M. Gilligan

_/s/ Mark R. Richards________

Mark R. Richards

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AMENDMENT NUMBER FIVE
TO THE
APPVION, INC. RETIREMENT SAVINGS AND
EMPLOYEE STOCK OWNERSHIP PLAN
(Amended and Restated Generally Effective as of January 1, 2014)

The Appvion, Inc. Retirement Savings and Employee Stock Ownership Plan (the “Plan”) is amended by this Amendment Number Five ("Amendment") in the following respects, effective as of May 26, 2015, unless otherwise provided below:

1.	Effective as of April 1, 2015, Section 2.2(g)(7) shall be renumbered as Section 3.3(c)(7), and effective May 11, 2015, Section 2.2(g)(9) shall be renumbered as Section 3.3(c)(8).

2.	Effective as of the date of this Amendment, Section 1.49 of the Plan is amended in its entirety to read as follows:

“The term ‘Mandatory Profit Sharing Contribution’ means any amounts contributed by the Company on behalf of a Participant pursuant to Sections 3.2(c), 3.3(c)(5), 3.3(c)(7), 3.3(c)(8) and 3.3(c)(9).”

3.	Effective as of the date of this Amendment, Section 3.3(c) of the Plan is amended by adding the following new subsection (9) at the end thereof:

"(9)Allocation of Mandatory Profit Sharing Contributions – One-Time Election for Certain Bargaining Unit Employees.  A Mandatory Profit Sharing Contribution, based upon the schedule set forth below, shall be allocated to the Non-ESOP Profit Sharing Account of (i) each Bargaining Unit Employee (West Carrollton and Spring Mill) who is an Eligible Employee, and who was hired by the Company prior to April 1, 2015, or (ii) each Bargaining Unit Employee (Appleton) who is an Eligible Employee and who was hired by the Company prior to May 11, 2015, and (iii) makes a one-time affirmative election between October 1, 2015 and October 30, 2015 to cease participation in the Appvion, Inc. Retirement Plan. Beginning on January 1, 2016, Mandatory Profit Sharing Contributions shall be made on each Pay Date on behalf of Participants who have met the requirements described in this Section 3.3(c)(9) and who are employed on the Pay Date, based upon their Covered Compensation for the applicable Pay Period, based upon their age in years on their birthday that occurs during the Plan Year, and based upon their Service in whole years on their Service anniversary date that occurs during the Plan Year, in accordance with the following schedule:

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Age+Service    Mandatory Profit Sharing Contribution

   0-342% of Covered Compensation

 35-493% of Covered Compensation

 50-644% of Covered Compensation

 65 or more5% of Covered Compensation

Notwithstanding the foregoing, for purposes of this Section 3.3(c)(9), that portion of any Participant’s Period of Service during which the Participant was classified as a Summer Student, Inter/Co-op Student or Project Employee, as defined in Section 1.26 of the Plan, shall be disregarded.

Notwithstanding the foregoing, a Mandatory Profit Sharing Contribution shall not be made with respect to a Participant who (i) incurs a Disability and/or (ii) is an HCE, unless the Committee determines, in its complete discretion, that such application will not cause the Plan in operation to discriminate in favor of HCEs and thereby fail to comply with Section 401(a)(4) of the Code."

4.	Effective as of the date of this Amendment, Section 4.3 is amended by adding the following new paragraph at the conclusion thereof:

"Effective August 31, 2015, notwithstanding any provision of the Plan to the contrary, a Participant whose employment is involuntarily terminated due to the sale of the Company’s microencapsulated materials assets to Rise Acquisition, LLC on or about July 30, 2015 shall become fully vested in his or her Company contributions allocated to his or her applicable account under the Plan, including, but not limited to, the following accounts: (i) Matching Account; (ii) ESOP Matching Account; (iii) Profit Sharing Account; and (iv) ESOP Profit Sharing Account."

5.	Section 6.2(a) is amended by deleting the first sentence and replacing it as follows:

"(a)At the discretion of the Trustee, the portion of the Fund constituting the Non-ESOP Component shall be subdivided into Investment Funds that shall be separately invested."

6.	Section 6.12(a) is amended by deleting the first sentence and replacing it as follows:

"(a)The Trustee may obtain an Exempt Loan and use the proceeds of such Exempt Loan either to purchase Company Stock or to repay interest and/or principal on a prior Exempt Loan."

7.	Section 6.12(a) is amended by deleting the fourth and fifth paragraphs in their entirety and replacing them as follows:

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"The Trustee may, in its discretion, elect at the time an Exempt Loan is entered into, in lieu of the provision in the preceding paragraph providing for the release of Company Stock from the Suspense Account on the basis of principal and interest paid during the Plan Year, to release Company Stock from the Suspense Account solely with reference to principal payments only, subject to the requirements imposed by Section 54.4975-7 of the Treasury Regulations, specifically including the following three rules as provided in Section 54.4975-7(b)(8)(ii) of the Treasury Regulations:

(1) The Exempt Loan must provide for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payment of such amount for 10 years;

(2) Interest included in any payment is disregarded only to the extent it would be determined to be interest under standard loan amortization tables; and

(3) These special rules are not applicable from the time that, by reason of a renewal, extension or refinancing of an Exempt Loan, the sum of the expired duration of the Exempt Loan, the renewal period, the extension period and the duration of the new Exempt Loan exceeds ten 10 years.

The Trustee and the Committee reserve the right to extend or reduce the maturity of any Exempt Loan, whether by amendment or refinancing, or to otherwise alter the amortization and level of debt service of an Exempt Loan.  The amortization schedule of each Exempt Loan shall not establish any right on the part of any Participant to the timing of the release of shares of Company Stock from the Suspense Account or the allocation of such shares to any Participant’s ESOP Accounts."

8.	Section 6.13 is amended by deleting the first paragraph and replacing it as follows:

"6.13Right of First Refusal

Shares of Company Stock distributed by the Trustee to a Participant may be subject to a “right of first refusal.”  Such shares must not be publicly traded at the time the right is exercised. Such a “right” shall provide that prior to any subsequent transfer, the shares shall first be offered in writing to the Plan and then, if refused by the Plan, to the Company at a price equal to the greater of (1) the then fair market value of such shares of Company Stock as determined in good faith by the Trustee from time to time, or (2) the purchase price offered by a buyer, other than the Company or Trustee, making a good faith arms-length (as determined by the Trustee) offer to purchase such shares of Company Stock.  The Plan or the Company, as the case may be, may accept the Participant’s offer as to part or all of the Company Stock at any time during a period not exceeding fourteen (14) days after receipt of such offer by the Trust, or the offer will lapse. The terms and conditions of the offer must be no less favorable to the Participant than those offered by the independent third party buyer. A Participant (or the Participant’s Beneficiary) entitled to a distribution of Company Stock may be required to execute an appropriate stock transfer agreement (evidencing the right of first refusal) prior to

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receiving a certificate for Company Stock. No right of first refusal shall be exercisable by reason of any of the following transfers:"

9.	Section 6.14 is amended by deleting the third sentence and replacing it as follows:

"The “put” option shall provide that, for a period of at least 60 days immediately following the date the shares are distributed to the holder of the option, the holder of the option shall have the right to cause the Company, by notifying it in writing, to purchase such shares at their fair market value, as determined by the Trustee."

10.	Section 8.8(b) is amended by deleting it and replacing it as follows:

"Effective as of May 26, 2015, notwithstanding the preceding or any other Plan provision to the contrary, any provisions of the Plan which allow the Committee to direct the Trustee as to specific acts, or which have otherwise been delegated to the Trustee or some other person or entity pursuant to the terms of the Trust or the engagement letter ("Engagement Letter") between the Trustee and the Company, shall be considered deleted in their entirety and rendered null and void, and be given no effect, and the powers and duties of the Committee to direct the Trustee shall be only those which are expressly stated in the Trust.  In the event of a conflict between the Engagement Letter, the Plan, and the Trust as to the powers and duties of the Trustee and the Committee, the terms of the Trust shall control."

11.	Section 14.1 is deleted and replaced as follows:

"14.1Voting of Company Stock

(a)The voting of Company Stock held in the Trust shall be subject to the following provisions:

(1)Unregistered Company Stock.  With respect to Company Stock held in the ESOP Accounts which is not part of a registration-type class of securities (as defined in Code Section 409(e)(4)), (i) the Participants (or their Beneficiaries) shall be entitled to direct the Trustee regarding the voting of Company Stock that is allocated to his or her ESOP Accounts with respect to any corporate matter which involves the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or such similar transaction as the Department of Treasury may prescribe in Treasury Regulations, and (ii) the Trustee, in its discretion, shall have the right to vote: (1) the shares of Company Stock that are not allocated to the Participant’s ESOP Accounts; and (2) the shares of Company Stock allocated to a Participant’s ESOP Accounts for which a Participant (or Beneficiary) failed to provide direction to the Trustee on how to vote, or untimely provided direction to the Trustee regarding the voting of such Company Stock on matters described in (i) above. On all other corporate matters requiring a vote of the shareholders, the Trustee, in its discretion, shall have the right to vote any shares of Company Stock that are not allocated to the Participant’s ESOP Accounts and any shares of Company Stock allocated to a Participant’s ESOP Accounts.  If all Company Stock is held as unallocated Company Stock on the record date when a matter is submitted to a vote of the

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Company’s shareholders, the Trustee shall properly vote such Company Stock for or against any proposal, in its sole discretion.

(2)Registered Company Stock.  With respect to Company Stock allocated to a Participant’s ESOP Accounts which is part of a registration-type class of securities: (i) the Participants (or their Beneficiaries) shall be entitled to direct the Trustee with respect to the voting of such Company Stock allocated to the Participant’s ESOP Accounts on all corporate matters requiring a vote of stockholders; and (ii) the Trustee, in its discretion, shall have the right to vote the shares of Company Stock that are not allocated to the Participant’s ESOP Accounts and the shares of Company Stock allocated to a Participant’s ESOP Accounts for which a Participant (or Beneficiary) failed to provide direction to the Trustee on how to vote, or untimely provided direction to the Trustee on the matters described in (i) above.  If all Company Stock is held as unallocated Company Stock on the record date when a matter is submitted to a vote of the Company’s shareholders, the Trustee shall properly vote such Company Stock for or against any proposal, in its sole discretion.

(3)Participant Voting Direction Procedures.  If the Participants (or Beneficiaries) are entitled to direct the Trustee under 1(i) or (2)(i) above on how to vote Company Stock allocated to such Participant’s ESOP Accounts, the Trustee shall establish reasonable procedures and implement such procedures to carry out its responsibilities under (1)(i) and (2)(i) above.  In addition, the Company shall provide to the Trustee proxy solicitation materials or other notices or information statements describing the matter to be voted upon by the shareholders, and the Trustee may distribute such documentation to each Participant (or Beneficiary) along with materials that the Trustee prepares. The Trustee shall provide each Participant (or Beneficiary) with a written direction form requesting directions as to the manner in which the Participant (or Beneficiary) wants the Company Stock which is allocated to such Participant’s ESOP Accounts to be voted by the Trustee.  Each Participant (or Beneficiary) shall, as a named fiduciary described in ERISA Section 403(a)(1), direct the Trustee with respect to the voting of such Company Stock which is allocated to the ESOP Accounts of the Participant (or Beneficiary).  The Trustee shall establish reasonable procedures and employ such procedures to reasonably maintain the confidentiality of the direction received by the Trustee from such Participant (or Beneficiary), it being the intent of the Company to ensure that the Company (and its directors, officers, Employees and agents) cannot determine how a Participant (or Beneficiary) directed the Trustee to vote on such matter.  The Trustee may establish any conditions as to the delivery form (i.e., mail, fax, PDF, or Federal Express), manner or time for a Participant (or Beneficiary) to provide the direction to vote Company Stock allocated to such Participant’s ESOP Accounts.  Each Participant (or Beneficiary) shall have one vote per whole share of Company Stock allocated to his or her ESOP Accounts (unless the by-laws of the Company require the Trustee to vote on an issue in a manner that reflects a one-man, one-vote philosophy, in which case each Participant or Beneficiary shall be entitled to direct the Trustee based on the one vote on an issue philosophy, and the Trustee shall base its direction to vote on all shares of Company Stock held by the Trust in proportion to the results of the directions cast on the issue by the Participants (and Beneficiaries).

(4)ERISA Direction Override Requirements.

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(A)Notwithstanding any other provision contained in this Plan to the contrary, compliance with Participant (or Beneficiary) directions which are or would result in a violation of ERISA or would not be in the best interest of the Participant (or Beneficiary) shall not be necessary or required, and if the Participant's (or Beneficiary's) directions to vote are or would result in a violation of ERISA or would not be in the best interest of the Participant (or Beneficiary), the Trustee, in its discretion, shall properly vote such Company Stock in a manner which is in the best interest of the Participants (or Beneficiaries).

(B)If any provision contained in, or action required herein, violates any provision under ERISA, the provisions under ERISA shall control.”

12.	Section 14.2 is deleted and replaced as follows:

"[RESERVED]."

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